Exhibit 10.42

AlG Inc.

1271 Avenue of the Americas

Floor 41

New York, NY 10020-1304

Lucy Fato

Executive Vice President, General Counsel &

Global Head of Communications and Government Affairs

lucy.Fato@aig.com

October 28, 2021

Elias Habayeb

Dear Elias,

I am pleased to confirm your new role at American International Group, Inc. (“AIG” or the “Company”) as set out below.

Title and Effective Date. Your new title is Senior Vice President, Chief Financial Officer, Life & Retirement and Chief Accounting Officer, AIG. The effective transfer date into your new role was October 25, 2021. The position is graded at level 28 under the Company’s job grading system.

Location and Reporting Line. You will be based in New York, NY, and you will report directly to the Chief Executive Officer, Life & Retirement and Chief Financial Officer, AIG, jointly.

Total Direct Compensation. Your initial annual target direct compensation in your new role will be US$3,700,000 as follows:

●	Base Salary. Your initial base cash salary will be at a rate of US$800,000 per year.

●	Short Term Incentive. Your annual incentive target for 2022 will be US$1,200,000. Your Short-Term Incentive Award will be subject to the terms and conditions of the applicable Short-Term Incentive Plan and will be payable when STI awards are regularly paid to similarly-situated active employees.

●	Long Term Incentive. A recommendation on your behalf will be made in 2022 to the Compensation and Management Resources Committee (CMRC) of the Board of Directors or to the appropriate body at Life & Retirement that you be granted a 2022 LTI award, under either the AIG Long Term Incentive Plan or the applicable Long Term Incentive Plan adopted by Life & Retirement, based on a cash target of $1,700,000. Any such recommendation and grant is contingent on you being an active employee of the Company or Life & Retirement on the date of the grant, and will be subject to the terms and conditions of the relevant Long Term Incentive Plan and the agreement governing the grant.

Clawback Policy. Any bonus, equity or equity-based award or other incentive compensation granted to you remains subject to the AIG Clawback Policy and any other clawback policies as may be in effect from time to time.

No Guarantee of Employment or Target Direct Compensation. This offer letter is not a guarantee of employment or target direct compensation for a fixed term.

Entire Agreement. This offer letter constitutes AIG’s only statement to you relating to your new role and supersedes any previous communications or representations, oral or written, from or on behalf of AIG or any of its affiliates relating to your new role.

All other terms and conditions of your employment will remain unchanged.

Congratulations on your new role, Elias, and thank you for your ongoing contributions to AIG.

Sincerely,

AMERICAN INTERNATIONAL GROUP, INC.

/s/ Lucy Fato

Lucy Fato

I agree with and accept the foregoing terms.

/s/ Elias Habayeb	10/29/21

Elias Habayeb	Date